DATED: 22 FEBRUARY 2019
1. AVIS BUDGET SERVICES LIMITED Avis Budget House Park Road Bracknell RG12 2EW the “Company” and Patrick Kenneth Rankin the “Executive”
SERVICE AGREEMENT

1	INTERPRETATION

1.1	In this Agreement the following words and expressions have the following meanings unless inconsistent with the context:

“Avis Budget Group”	means Avis Budget Group Inc., a Delaware corporation with offices currently located in Parsippany, New Jersey of which the Company is wholly owned indirect subsidiary;
“Basic Salary”	;
“Car Allowance”	;
“Commencement Date”	The effective date of your appointment to this SLT position is third June 2019; You have continuous service with the Company from third June 2019;
“Companies Acts”	means the Companies Act 1985, the Companies Act 1989 and the Companies Act 2006;
“Competitive Business”
means any person, firm, company or other organisation which supplies or provides (or intends to supply or provide) goods or services in competition with the Restricted Business (including, but not limited to, the provision of vehicle rental, vehicle sales, vehicle leasing, vehicle sharing, ride hailing, fleet management and other mobility services) in the United Kingdom or anywhere else in the world where the Restricted Business operates, including Europe, the Middle East, Africa, Asia Pacific and/or Australasia, United States of America, Canada, Central or South America;

“Confidential Information”
means, in relation to the Company or any Group Company:
i.    trade secrets;
ii.    information relating to research activities, inventions, discoveries, secret processes, designs, know how, technical specifications and processes, formulae, intellectual property rights, computer software, product lines and any other technical information relating to the creation, production or supply of any past, present or future product or service;
iii.    any inventions or improvements which the Executive may make or discover during the Employment;
iv.    any information relating to the business or prospective business;
v.    details of suppliers, their services and their terms of business;
vi.    details of customers and their requirements, the prices charged to them and their terms of business;
vii.    pitching material, marketing plans and sales forecasts of any past, present or future products or services;
viii.    information relating to the business, corporate plans, management systems, accounts, finances and other financial information, results and forecasts (save to the extent that these are included in published audited accounts);
ix.    proposals relating to the acquisition or disposal of a company or business or any part thereof;
x.    proposals for expansion or contraction of activities, or any other proposals relating to the future;
xi.    details of employees and officers and of the remuneration and other benefits paid to them;
xii.    information given in confidence by clients, customers suppliers or any other person;
xiii.    any other information which the Executive is notified is confidential; and
(b)    any other information which the Company (or relevant Group Company) could reasonably be expected to regard as confidential, whether or not such information is reduced to a tangible form or marked in writing as “confidential”, including but not limited to, information which is commercially sensitive, which comes into the Executive’s possession by virtue of the Employment and which is not in the public domain and all information which has been or may be derived or obtained from any such information.

“Employee Handbook”
means the Company’s policies and procedures which are in force from time to time. The terms and conditions set out in this Agreement shall prevail in the event of any conflict between the provisions of the Employee Handbook and this Agreement;

“Employment”	means the Executive’s employment as President, International under this Agreement;
“Employment IPRs”	;
“ERA”	means the Employment Rights Act 1996;
“Group Company”
means any firm, company, corporation or other organisation which is a holding company from time to time of the Company or any subsidiary from time to time of the Company or any such holding company (for which purpose the expressions ‘holding company’ and ‘subsidiary’ shall have the meanings given to them by Section 1159 Companies Act 2006);

“Notice Period”	;
“Incentive Target”	;
“Intellectual Property Rights”
means patents, rights to inventions, copyright and related rights, trademarks, trade names and domain names, rights in get-up, rights in goodwill or to sue for passing off, unfair competition rights, rights in designs, rights in computer software, database rights, topography rights, rights in confidential information (including know-how and trade secrets) and any other intellectual property rights, in each case whether registered or unregistered and including all applications (or rights to apply) for, and renewals or extensions of, such rights and all similar or equivalent rights or forms of protection which subsist or will subsist now or in the future in any part of the world;

“Invention”	;
“Named Competitors”
means Enterprise Holdings, Inc. and subsidiaries, Hertz Global Holdings, Inc. and subsidiaries, Europcar Mobility Group and subsidiaries, Sixt AG and subsidiaries, and other companies which operate in the “Restricted Business” as defined below;

“Plan”	has the meaning set out in clause 8.1;
“Pre-Contractual Statement”
means any undertaking, promise, assurance, statement, representation or warranty (whether in writing or not) of any person relating to the Employment which is not expressly set out in this Agreement or any documents referred to in it;

“Prospective Customer”
means any person, firm, company or other organisation (in each case such person, firm, company or other organisation being deemed a “material” or “key” customer by virtue of their potential annual spend or strategic importance) with whom the Company or any Group Company had submitted a tender, taken part in a pitch or made a presentation to, or with which it was otherwise negotiating for the supply of goods and services during the six months immediately preceding the Termination Date and with whom, during that period, the Executive had material dealings in the course of the Employment or for whom the Executive was responsible for developing the relationship on behalf of the Company or any Group Company;

“Recognised Investment Exchange”	has the meaning given to it in section 285 of the Financial Services and Markets Act 2000;
“Relevant Group Company”	;
“Restricted Business”
means the businesses of the Company and Group Companies (including without limitation, any businesses related to vehicle rental, vehicle sales, vehicle leasing, vehicle sharing, ride hailing, driven/chauffeur services, fleet management, transport-as-a-service or mobility-as-a-service) at the Termination Date with which the Executive was involved during the twelve months immediately preceding the Termination Date;

“Restricted Customer”
means any person, firm, company or other organisation (in each case such person, firm, company or other organisation being deemed a “material” or “key” customer by virtue of their annual spend or strategic importance) who, at any time during the twelve months immediately preceding the Termination Date was a customer of or in the habit of dealing with the Company or any Group Company and with whom, during that period, the Executive had material dealings in the course of the Employment or for whom the Executive was responsible on behalf of the Company or any Group Company;

“Restriction Date”	;
“Restricted Employee”
means any person who, at the Termination Date, was employed or engaged by the Company or any Group Company in a senior, executive, managerial, professional, technical, marketing, distribution or sales capacity and:
•
with whom the Executive had material contact in the course of that person’s employment, appointment or engagement in the twelve months immediately preceding the Termination Date; or
(b)    for whose activities on behalf of the Company or relevant Group Company the Executive had direct or indirect responsibility in the twelve months immediately preceding the Termination Date;

“Restricted Supplier”
means any person, firm, company or other organisation who, in the twelve months immediately preceding the Termination Date supplied goods and/or services to the Company or any Group Company including but not limited to any individual who provided services to the Company or any Group Company by way of a consultancy agreement (but excluding utilities or goods and services supplied for administrative purposes) and with whom, during that period, the Executive dealt to a material extent;

“Schemes”	has the meaning set out in clause 9.1; and
“Termination Date”	the date of termination of the Employment (howsoever caused).

1.2
References to clauses, sub clauses and schedules are, unless otherwise stated, references to clauses and sub clauses of and schedules to this Agreement. The headings to the clauses are for convenience only and shall not affect the construction or interpretation of this Agreement. References to persons shall include bodies corporate, unincorporated associations and partnerships. Words and expressions defined in or for the purpose of the Companies Acts shall have the same meaning unless the context otherwise requires. Words importing the masculine gender only shall include the feminine gender (as appropriate) and vice versa.

1.3
Any reference to a statutory provision shall include that provision as from time to time modified or re-enacted provided that in the case of modifications or enactments made after the date of this Agreement the same shall not have effected a substantive change to that provision.

2	APPOINTMENT
The Employment is subject to the terms and conditions in this Agreement and the Company hereby agrees to employ the Executive and the Executive hereby agrees to such Employment on these terms and conditions.

3	COMMENCEMENT
The Employment shall commence on the Commencement Date.

4	SCOPE OF THE EMPLOYMENT

4.1	The Executive shall:

4.1.1	devote the whole of the Executive’s time, attention, ability and skills during working time to the Executive’s duties;

4.1.2	faithfully and diligently perform such duties and exercise such powers consistent with the Executive’s position as may from time to time be assigned to or vested in the Executive by the Company;

4.1.3	obey all reasonable and lawful directions of the Company;

4.1.4	comply with all of the Company’s Delegation of Financial Authorities policy and other policies and procedures from time to time in force;

4.1.5
exercise the Executive’s duties in compliance with all applicable law, including without limitation, health and safety, competition/anti-trust, anti-corruption/anti-bribery and Avis Budget Group’s Code of Conduct and use all reasonable endeavours to assist the Company in preventing breaches of such laws and policies;

4.1.6	at all times act in the best interests of the Company and use the Executive’s best endeavours to promote and protect the interests of the Company, any of its Group Companies and their employees; and

4.1.7
keep the Company at all times promptly and fully informed of the Executive’s conduct of the business of the Company and any Group Company and provide such explanations in connection with such conduct as the Company may from time to time require.

4.2
When it is reasonable to do so and, subject to clause 4.3 the Company reserves the right to assign the Executive duties of a different nature on a temporary basis either in addition to or instead of those referred to in clause 4.1 above, it being understood that the Executive will not be assigned duties which the Executive cannot reasonably perform or which are inconsistent with the Executive’s position and status. In such circumstances, the Company may, having notified the Executive, also appoint any other person(s) temporarily (whether on their own or jointly with the Executive) to perform the Executive’s former duties.

4.3
During any period of notice of termination (whether given by the Company or the Executive), the Company shall have the right to assign the Executive such other duties as the Company shall determine in its absolute discretion and may appoint another person to carry out the Executive’s former duties.

4.4	The Executive shall not, without the prior consent of the Company:

4.4.1
on behalf of the Company, enter into any commitment, contract or arrangement otherwise than in the normal course of business and in accordance with Avis Budget Group’s policies or outside the scope of the Executive’s normal duties, or of an unusual, onerous or long term nature;

4.4.2	on behalf of the Company, incur any capital expenditure in excess of such sum as may be authorised from time to time in accordance with the Avis Budget Group’s Delegation of Financial Authorities;

4.5	The Executive shall if and so long as the Company requires and without further remuneration:

4.5.1	carry out the Executive duties on behalf of any Group Company; and

4.5.2	be appointed (subject to the Executive's prior agreement) as a director, officer or consultant of any Group Company.

4.6
The Executive confirms that the Executive has disclosed to the Company all circumstances in respect of which there is, or there might be a conflict or possible conflict of interest between the Company or any Group Company and the Executive agrees to disclose fully to the Company any such circumstances that might arise during the Employment. For the avoidance of doubt, this includes but is not limited to, disclosing to the Company any activity by a third party or the Executive which might reasonably be expected to harm the Company or its business or to destabilise its workforce.

4.7
The Executive shall disclose to the Company any direct or indirect approach or solicitation by any competitor or potential competitor intended to encourage the Executive and/or any other employee of the Company to terminate their employment.

4.8
If the Executive becomes aware of any wrongdoing or other conduct which might reasonably be regarded as not in the best interests of the Company by any Group Company employees (including the Executive’s own wrongdoing or conduct) the Executive shall promptly report this to the Company.

5	DURATION

5.1
For the purpose of the ERA the Executive’s period of continuous employment shall begin on the third day of June, 2019. The Employment is not continuous with any previous employment with any other employer.

5.2	Subject to clause 19, the Employment shall continue until terminated by either party giving to the other notice, in writing, which notice shall at a minimum equal the Notice Period.

5.3
The Company reserves the right to terminate the Employment at any time (including where the Executive has given notice to the Company) by giving notice in writing that it is doing so and confirming that it has or will pay the Executive in lieu of the Executive’s period of notice or any remaining period of notice (whether given by the Company or by the Executive). The Executive shall have no entitlement to insist that the Company make such payment in lieu which shall be made entirely at the Company’s discretion. For the avoidance of doubt, any payment in lieu shall be in respect of Basic Salary (as defined at clause 7.1 of this Agreement) and Car Allowance only and shall not include the value of any benefit, bonus, incentive, commission, or holiday entitlement which would have accrued to the Executive had the Executive been employed until the expiry of the notice period.

5.4
If the Company elects to terminate the Employment by making a payment in lieu of notice, and it subsequently discovers misconduct by the Executive which would have entitled it to terminate the Employment summarily, without making such a payment, the Company shall be entitled to withhold any outstanding payment in lieu and the Executive shall have no rights to recover such sum as a debt owing.

5.5
The Company may elect to pay any sum under clause 5.3 to the Executive in equal monthly instalments. If the Company elects to exercise this discretion, the Executive agrees to continue to take all reasonable steps to obtain other employment and to keep the Company fully informed in respect of any earnings from such employment. The Company may reduce its monthly payments to the Executive by an equivalent amount of the Executive’s earnings in the corresponding period.

5.6
The Company does not have a formal retirement age for employees. However, employees may decide to stop working due to age when they wish and must refer to the Company’s HR department to agree their retirement plan.

5.7	The Executive represents and warrants that, in entering into and performing the duties under this Agreement:

5.7.1	the Executive is not subject to any restriction that might hinder or prevent the Executive from performing any of the duties in full;

5.7.2	the Executive will not be in breach of any other contract of employment or any other obligation to any third party; and

5.7.3	this Employment is and shall remain the Executive’s sole and exclusive employment.

5.8	The Executive further warrants that the Executive has no criminal convictions other than minor motoring offences and has never been disqualified from being a company director.

6	HOURS AND PLACE OF WORK

6.1	The Executive shall be required to work such hours as are necessary for the proper performance of the duties.

6.2
The Executive agrees that the Employment is such that the Executive may choose or determine the duration of working time and that the working time limits set out in Part II of the Working Time Regulations 1998 do not apply to the Employment.

6.3
The Executive’s principal place of work will be in the Company’s offices at Avis Budget House in Bracknell, Berkshire, or any such reasonable place in England as the Company shall from time to time direct. The Executive will be given reasonable notice of any change in the place of work.

6.4
The Executive may be required to travel throughout the United Kingdom and overseas in the performance of the duties throughout each calendar year and, subject to prior consultation and agreement, this may, on occasions, necessitate the Executive working outside the United Kingdom for a reasonable period, not to exceed one month. During any such period the Executive will be paid the normal salary and benefits in sterling in the normal way unless otherwise agreed.

7	REMUNERATION

7.1
The Company shall pay to the Executive the Basic Salary per annum, payable by equal monthly instalments in arrears, normally on the 28th of each calendar month (or such earlier date if the 28th falls on a weekend or bank holiday) by credit transfer to a bank account nominated by the Executive and less deductions for tax and National Insurance or other deductions made pursuant to the Employee Handbook.

7.2
The Company will review the Executive’s salary annually (usually in the first quarter each year) each review being dependent upon both individual and Company performance. The Company shall not be obliged to make any increase.

7.3	The salary specified in clause 7.1 shall be inclusive of any fees to which the Executive may be entitled as a director of the Company or any Group Company.

7.4	The Company shall pay the Executive the Car Allowance, per month in arrears, less deductions for tax and National Insurance or other deductions made pursuant to the Employee Handbook.

7.5
The Executive will be entitled to participate in the Company’s discretionary bonus scheme as are in force from time to time and are deemed to be appropriate to the Executive’s position. The Company's current bonus scheme provides for a 100% pay out of the Executive’s Incentive Target at on-target performance, which percentage payment is subject to an upward adjustment or a downward adjustment as more particularly set out bonus scheme rules, the current years of which is attached hereto for information purposes only. These amounts may be varied by the Company from time to time. The Executive's participation is subject always to the rules and terms of the relevant bonus scheme (including those dealing with, eligibility, notice periods, any targets or performance criteria), which may be amended from time to time. Payment under a bonus scheme in one year should give rise to no expectation on the part of the Executive to payment under a bonus scheme in subsequent years. The Company reserves the right to discontinue the scheme(s) or alter the terms of any bonus scheme(s) provided at any time in line with business requirements. The bonus scheme is discretionary and there is no contractual entitlement to continue the scheme. On termination of the Executive's employment, whether or not in breach of contract or otherwise unlawful, the Executive will only be entitled to such rights as may be provided for under the scheme itself and will not be entitled to any compensation for the loss of any rights under any such bonus scheme.

7.6
The Executive may also be entitled to participate in a Long Term Incentive Plan (“LTIP”). Equity awards under the Company’s Long-Term Incentive Plan are determined by the Compensation Committee in its sole and exclusive discretion. The equity awards described in this paragraph, and in paragraph 7.7, will be subject to the terms and conditions of the Avis Budget Group, Inc. Amended and Restated Equity and Incentive Plan and the applicable award agreements, which include restricted covenants (including non-compete, non-solicit and confidentiality provisions). To the extent the Executive is awarded any shares or cash under the LTIP and accepts such award, the restrictive covenant set out in such award documentation shall supersede any restrictive covenants set out in clause 22. The first eligibility for an annual LTIP award is anticipated to occur in the first quarter 2020.

7.7
The Executive will receive, contingent upon approval by the Compensation Committee in July 2019, a LTIP award with a grant date value of $1,500,000. The award will be comprised of fifty percent Restricted Stock Units (“RSUs”), which will vest one-third per year on the anniversary of the date of grant subject to continued employment, and fifty percent Performance-Based Restricted Stock Units (“PSUs”), which will vest on the third anniversary of the date of the grant, subject to continued employment and the achievement of performance goals.

7.8
The Executive will receive a one-time, sign-on cash bonus award of £200,000 payable after 30 days of employment (the “Sign-on Bonus”). Should the Executive voluntarily terminate employment or be terminated for cause by the Company within twelve months of the Commencement Date, the Executive will be required upon such termination to pay back 100% of the Sign-on Bonus to the Company (and forfeit any right to any cash award payments not yet paid).

8	PENSION

8.1
The Executive is eligible to join the Defined Contribution Section of the Avis UK Pension Plan (the “Plan”) subject to the terms of its governing documentation (including the Trust Deed and Rules) from time to time in force. A summary of the Plan benefits are set out in the Company’s New Joiner’s guide. The Executive may elect to join at a minimum contribution level of 5% of the Executive’s Pensionable Salary, with the Company contribution amount equal to 4% of the Executive’s Pensionable Salary. Pensionable salary is Basic Salary subject to an earnings cap imposed by H.M. Revenue which is reviewed annually (£160,800 for 2019). The Plan is also subject to further limitations imposed by H.M. Revenue.

8.2
The Executive will be enrolled into the Plan at the Automatic Enrolment level if the Executive chooses not to join the Plan within the first 3 months of joining the Company unless the Executive exercises the legal right to opt-out in accordance with the relevant legislation.

8.3
The Employment is not contracted-out of the State Second Pension Scheme, and a contracting out certificate is therefore not currently in force in respect of it for the purposes of the Pension Schemes Act 1993.

8.4
If the Executive's rights or benefits under the Plan are altered or discontinued pursuant to the trust deed and rules, subject to the Company’s duties under the Pensions Act 2008 in relation to automatic enrolment (the “Auto Enrolment Obligations”), the Company will not be obliged to provide any additional or replacement pension scheme or pension benefits or to pay damages or compensation to the Executive.

8.5
Subject to the Automatic Enrolment Obligations, the Company reserves the right to vary the benefits payable under the Plan (or any other pension scheme) or, terminate, or substitute another pension scheme for the existing Plan (or any other pension scheme) at any time.

9	OTHER BENEFITS

9.1
The Executive shall be eligible to participate in the private medical insurance scheme and long term disability scheme which the Company may maintain for the benefit of its employees (the “Schemes”) subject to the rules of the Schemes and the terms of any related policies of insurances from time to time in force. Further details of the Schemes and the benefits currently available can be obtained from the HR department, which is made available for information only and should not be regarded as any guarantee of benefits which may be paid under the Schemes.

9.2
The Company reserves the right, at its absolute discretion, to change the Schemes’ providers, to amend the terms of the Schemes (including but not limited to the level of benefits), to terminate the Schemes without replacement, to substitute another scheme for any of the Schemes and to remove the Executive from membership of the Schemes.

9.3
The Company shall be under no obligation to make any payment under the long term disability scheme to the Executive unless and until it has received the relevant payment from the scheme provider. If any Scheme provider refuses for any reason (whether based on its own interpretation of the terms of the insurance policy or otherwise) to provide any benefits to the Executive, the Company shall not be liable to provide replacement benefits itself or any compensation in lieu and shall be under no obligation to pursue a claim for unpaid benefits on behalf of the Executive against the Scheme provider, unless the Executive agrees to fully indemnify the Company in respect of all the costs of such claim.

9.4
Notwithstanding that the Executive or the Executive’s family is receiving benefits under the Schemes and that such termination may result in those benefits being discontinued, the Company reserves the right to terminate the Executive’s employment, where it has good cause to do so (including but not limited to where the Executive is redundant or has committed misconduct). The Executive agrees that the Executive shall have no claim against the Company for damages in respect of the loss of benefits under the Schemes in such circumstances.

9.5
In the event that the Executive is absent by reason of ill-health the Executive will continue to co-operate with and act in good faith towards the Company including but not limited to staying in regular contact with the Company and providing it with such information about their health, prognosis and progress as the Company may require.

9.6
For the purposes of assessing entitlement and ongoing entitlement to payment under the long term disability scheme the Executive may be required to (and hereby agrees to) undergo medical examinations. The Executive agrees to undergo any requisite tests and examinations and will full cooperate with the provider of the long term disability scheme and the relevant medical practitioner. The Executive further acknowledges that any failure to comply with the provisions of this clause 9.6 may prejudice any entitlement to payments under the long term disability scheme.

9.7
If the Executive is receiving benefits under the long term disability scheme the Company shall be entitled to appoint a replacement to perform all or any of the Executive’s duties on either a temporary or permanent basis.

10	EXPENSES
The Company shall reimburse the Executive in respect of all expenses reasonably incurred by the Executive in the proper performance of the duties, subject to compliance with any prevailing travel and expense policy and the Executive providing such receipts or other evidence that the Company may require.
In addition, the Executive will be eligible to receive reimbursement of eligible expenses under the provisions of the Executive Financial Planning Program, up to an annual maximum of £8,000.
In addition, the Executive will be eligible to receive reimbursement of expenses related to tuition support for the Executive’s two children. Tuition reimbursement will include eligible expenses during the first three years from the Executive’s Commencement Date, with reimbursement of expenses up to £30,000 annually per child. The Company will reimburse the costs of tuition, registration fees, books, and materials, and reasonable transportation (provided by the school) for primary schooling (up to UK grade 13). No reimbursement will be made for uniforms, special programs, lunches, yearbooks, sports, recreational or extra-curricular activities such as musical instruments and lessons, and field trips.

11	HOLIDAY

11.1
The Executive shall be entitled to receive the Executive’s normal remuneration for all bank and public holidays normally observed in England and a further 25 working days holiday in each holiday year (which includes the Christmas Avis Budget day), being the period from 1 January to 31 December. For each complete year of service with the Company the Executive’s holiday entitlement will increase by 1 day per year to a maximum of 29 days holiday per year excluding bank and public holidays. The Executive may only take holiday at such times as are agreed with the Company.

11.2	In the years in which the Employment commences or terminates, the Executive’s entitlement to holiday shall accrue on a pro-rata basis.

11.3
If, on the termination of the Employment, the Executive has exceeded the accrued holiday entitlement, the excess may be deducted from any sums due to the Executive. If the Executive has any unused holiday entitlement, the Company may either require the Executive to take such unused holiday during any notice period or accept payment in lieu in respect of any unused holiday entitlement. Any payment in lieu shall only be made in respect of holiday accrued in accordance with 11.2 above during the Executive’s final holiday year.

11.4
Any unused holiday entitlement for one holiday year may not be taken in subsequent holiday years unless otherwise agreed by the Company. Failure to take holiday entitlement in the appropriate holiday year will normally lead to forfeiture of any accrued holiday not taken, unless agreement has been reached with the Company – further details of the entitlement to carry over holiday entitlement are set out in the Employee Handbook.

11.5	The Executive may take holiday (or part of it) during any period of sickness absence at such times and on such notice as may be agreed with the Company.

12	INCAPACITY

12.1	The Executive agrees to comply with the Company’s rules from time to time in force regarding sickness notification, details of which are set out in the Employee Handbook.

12.2	Subject to the:

12.2.1	Executive’s compliance with the Company’s rules as referred to above; and

12.2.2	Company’s right to terminate the Employment for incapacity or any other reason;

12.2.3
if the Executive is at any time absent on medical grounds the Company shall pay to the Executive Company Sick Pay to the amount of the Executive’s normal Basic Salary and Car Allowance for the periods as set out in Employee Handbook.

12.3
The Company reserves the right to require the Executive to undergo a medical examination by a doctor or consultant nominated by it, where reasonably requested by the Company at any stage of absence at the Company’s expense, and the Executive agrees that he will undergo any requisite tests and examinations and will fully co-operate with the relevant medical practitioner and authorise disclosure to and discussions with the Company (and any relevant third parties) the results of any examination and any matters which arise from it.

12.4
Payment of Company Sick Pay to the Executive pursuant to clause 12.1 shall be inclusive of any Statutory Sick Pay and any Social Security Sickness Benefit or other benefits to which the Executive may be entitled, whether or not claimed.

12.5
If the Executive’s absence shall be caused by the actionable negligence of a third party in respect of which damages are recoverable, then all sums paid by the Company shall constitute loans to the Executive, who shall:

12.5.1	immediately notify the Company of all the relevant circumstances and of any claim, compromise, settlement or judgement made or awarded;

12.5.2	if the Company so requires, refund to the Company such sum as the Company may determine, not exceeding the lesser of:

a)	the amount of damages recovered by the Executive under such compromise, settlement or judgement; and

b)	the sums advanced to the Executive in respect of the period of incapacity.

12.6
Any actual or prospective entitlement to Company Sick Pay or private medical insurance or long term disability benefits shall not limit or prevent the Company from exercising its right to terminate the Employment in accordance with clauses 5.3 or 19 or otherwise and the Company shall not be liable for any loss arising from such termination.

13	DEDUCTIONS
For the purposes of the ERA, the Executive hereby authorises the Company to deduct from the Executive’s remuneration any sums due from the Executive to the Company including, without limitation, any overpayments of salary, overpayments of holiday pay whether in respect of holiday taken in excess of that accrued during the holiday year or otherwise, loans or advances made to the Executive by the Company, any fines incurred by the Executive and paid by the Company, the cost of repairing any damage or loss to the Company’s property caused by the Executive and any losses suffered by the Company as a result of any negligence or breach of duty by the Executive.

14	RESTRICTIONS ON OTHER ACTIVITIES BY THE EXECUTIVE

14.1
During the Employment the Executive shall not directly or indirectly be employed, engaged, concerned or interested in any other business or undertaking without the prior written consent of the Company or be involved in any activity which the Company reasonably considers may be, or become, harmful to the interests of the Company or any Group Company or which might reasonably be considered to interfere with the performance of the Executive’s duties under this Agreement provided that this clause 14.1 shall not prohibit the holding (directly or through nominees) of investments listed on any recognised stock exchange as long as not more than 5 per cent of the issued shares or other securities of any class of any one company shall be so held.

14.2
Subject to any regulations issued by the Company, the Executive shall not be entitled to receive or obtain directly or indirectly any discount, rebate or commission in respect of any sale or purchase of goods effected or other business transacted (whether or not by the Executive by or on behalf of the Company) and if the Executive (or any firm or company in which the Executive is interested) shall obtain any such discount, rebate or commission, the Executive shall account to the Company for the amount receive (or a due proportion of the amount received by such company or firm having regard to the extent of the Executive’s interest in it). For the avoidance of doubt, nothing in this clause shall prevent the Executive from obtaining any discount, rebate or commission solely as a result of transactions legitimately entered into in the Executive’s personal capacity.

15	CONFIDENTIALITY

15.1	The Executive shall neither during the Employment (except in the proper performance of the duties) nor at any time (without limit) after the termination of the Employment:

15.1.1	divulge or communicate to any person, company, business entity or other organisation;

15.1.2	use for his own purposes for any purposes other than those of the Company or any Group Company; or

15.1.3
through any failure to exercise due care and diligence, permit or cause any unauthorised disclosure of any Confidential Information, provided that these restrictions shall cease to apply to any information which shall become available to the public generally otherwise than through an unauthorised disclosure by the Executive or any other person.

15.2
The Executive acknowledges that all notes, memoranda, records, lists of customers and suppliers and employees, correspondence, documents, computer and other discs and tapes, data listings, databases, codes, designs and drawings and any other documents and material whatsoever (whether made or created by the Executive or otherwise) relating to the business of the Company and any Group Company (and any copies of the same) or which is created or stored on the Company’s equipment and systems:

15.2.1	shall be and remain the property of the Company or the relevant Group Company; and

15.2.2
shall be handed over by the Executive to the Company or the relevant Group Company on demand and in any event on the termination of the Employment and the Executive shall certify that all such property has been so handed over and that no copies or extracts have been retained.

15.3
For the avoidance of doubt, social media accounts, any on-line content and contacts operated or created by the Executive during the Employment for work related (including networking) purposes shall be regarded as the property of the Company and the Executive agrees not to use such social media after the termination of the Employment.

15.4	This clause 15 shall only bind the Executive to the extent allowed by law and nothing in this clause shall prevent the Executive from making a statutory disclosure.

16	DATA PROTECTION
The Executive consents to the Company holding and processing, both electronically and manually, the data it collects in relation to the Executive in the course of the Employment (including, without limitation the Executive’s employment application, references, bank details, appraisals, holiday and sickness records, salary reviews, remuneration details, employment benefits and other records which may include sensitive personal data relating to his health) for the purposes of the Company’s administration and management of its employees and its business, the evaluation of assets and liabilities before any acquisition, merger or re-organisation of the Company's business, to fulfil any obligation of the Company to transfer records to any successor employer and for compliance with applicable procedures, laws and regulations. Such processing may involve the transfer, storage and processing by the Company of such data outside the United Kingdom, the European Economic Area or the European Union, to which the Executive consents.

17	INVENTIONS AND INTELLECTUAL PROPERTY RIGHTS

17.1
The Company is entitled on request to full details in writing of all Inventions and of all works embodying Intellectual Property Rights made wholly or partially by him/her at any time during the course of the Appointment which relate to, or are reasonably capable of being used in, the business of the Company or any Group Company. The Executive acknowledges that all Intellectual Property Rights subsisting (or which may in the future subsist) in all such Inventions and works shall automatically, on creation, vest in the Company absolutely. To the extent that they do not vest automatically, the Executive holds them on trust for the Company. The Executive agrees promptly to execute all documents and do all acts as may, in the opinion of the Company, be necessary to give effect to this clause 17.

17.2
The Executive hereby irrevocably waives all moral rights under the Copyright, Designs and Patents Act 1988 (and all similar rights in other jurisdictions) which the Executive has or will have in any existing or future works referred to in clause 17.

17.3
The Executive hereby agrees that upon request from the Company to execute such documents as may be required necessary to irrevocably appoint the Company to be the Executive’s attorney to execute and do any such instrument or thing and generally to use the Executive’s name for the purpose of giving the Company or its nominee the benefit of this clause 17 and acknowledges in favour of a third party that a certificate in writing signed by any Director or the Secretary of the Company that any instrument or act falls within the authority conferred by this clause 17 shall be conclusive evidence that such is the case.

18	STATEMENTS

18.1
The Executive shall not make, publish (in any format) or otherwise communicate any derogatory statements, whether in writing or otherwise, at any time either during the Employment or at any time after its termination in relation to the Company, any Group Company or any of its or their officers or other personnel.

18.2
The Executive shall not make any statements to the press or other media in connection with the Company and or any Group Company at any time either during or after the Employment without the prior written consent of the Company.

19	TERMINATION OF EMPLOYMENT

19.1	The Company may terminate the Employment immediately by notice in writing if the Executive shall have:

19.1.1	committed any serious breach or repeated or continued breach of the Executive’s obligations under this Agreement; or

19.1.2	failed to perform the duties to a satisfactory standard, after having received a written warning from the Company relating to the same; or

19.1.3	has acted, in the reasonable opinion of the Company, negligently or incompetently in the performance of the duties; or

19.1.4	been guilty of conduct tending to bring the Executive, the Company or any Group Company into disrepute; or

19.1.5	been convicted of an offence under any statutory enactment or regulation (other than a motoring offence for which no custodial sentence is given); or

19.1.6	failed to comply with:

a)	any applicable anti-bribery/anti-corruption legislation (including the UK Bribery Act 2010 and the US Foreign Corrupt Practices Act) or policy; or

b)	any applicable anti-trust/competition legislation or policy;

c)
or any other similar policies, legislation, regulations or rules in any relevant jurisdiction related to, anti-trust/competition, anti-corruption/anti-bribery, giving payments, gifts or entertainment to obtain a business advantage unlawfully, or adopted to implement the OECD Convention on Combating Bribery of Foreign Officials in International Transactions; or

19.1.7	during the Employment, committed any breach of clauses 14, 15, 17 and/or 18.

19.2	Any delay by the Company in exercising such right of termination shall not constitute a waiver thereof.

20	GARDEN LEAVE

20.1
The Company reserves the right in its absolute discretion, at any time on or after notice of termination of the Employment has been given by either party, to suspend all or any of the Executive's duties and powers on terms it considers expedient or to require the Executive to perform only such duties, specific projects or tasks as are assigned expressly by the Company in any case for such period or periods and at such place or places (including, without limitation, the Executive's home) as the Company in its absolute discretion deems necessary (“Garden Leave”).

20.2	The Company may, at its sole discretion, require that during the Garden Leave the Executive will not:

20.2.1	enter or attend the premises of the Company or any Group Company;

20.2.2	contact or have any communication with any client or prospective client or supplier of the Company or any Group Company in relation to the business of the Company or any Group Company;

20.2.3	contact or have any communication with any employee, officer, director, agent or consultant of the Company or any Group Company in relation to the business of the Company or any Group Company;

20.2.4	remain or become involved in any aspect of the business of the Company or any Group Company except as required by such companies; or

20.2.5	work either on the Executive’s own account or on behalf of any other person.

20.3	During the Garden Leave, the Executive will continue to receive Basic Salary and Car Allowance and any other contractual benefits due under this Agreement.

20.4
Save as expressly varied in accordance with this Agreement, the Executive will continue to be bound by all express and implied obligations and duties to the Company and any Group Company during the period of any Garden Leave including, without prejudice to the generality of the foregoing, any fiduciary duties and express and implied obligations of good faith and fidelity.

20.5
Any termination of the Employment by either party under Clause 20 or otherwise will be without prejudice to the continuing obligations of the Executive under this Agreement which are stated to survive such termination.

21	DIRECTORSHIP AND RETURN OF MATERIALS

21.1	On the termination of the Employment (however arising) or on either the Company or the Executive having served notice of such termination, the Executive shall:

21.1.1
at the request of the Company resign as a Director or Officer from all offices held in any Group Company, provided however that such resignation shall be without prejudice to any claims which the Executive may have against the Company or any Group Company arising out of the termination of the Employment; and

21.1.2
immediately deliver to the Company all materials within the scope of clause 15.2 and all credit cards, keys and other property of or relating to the business of the Company or of any Group Company which may be in the Executive’s possession or under the Executive’s power or control, and if the Executive should fail to do so the Company is hereby irrevocably authorised to appoint another person to sign any documents and/or do any other things necessary in order to give effect to the Executive’s undertaking in this clause 21.

21.2
The appointment of the Executive as a director of any Group Company is not a term of this Agreement and the Company reserves the right to remove the Executive from any such directorship at any time and for any reason. Where the Company exercises this right, this shall not amount to a breach of this Agreement and shall not give rise to a claim for damages or compensation.

22	POST TERMINATION OBLIGATIONS OF THE EXECUTIVE

22.1
The Executive acknowledges that by reason of the Employment the Executive will have access to trade secrets, Confidential Information, business connections and the workforce of the Company and the Group Companies and that in order to protect its and their legitimate business interests it is reasonable for the Executive to enter into these post termination restrictive covenants, and the Executive agrees that the restrictions contained in this clause 22 (each of which constitutes an entirely separate, severable and independent restriction) are reasonable.

22.2
Reference in this clause to the “Company” shall apply as though there were included reference to any Relevant Group Company. The Executive covenants with the Company for itself and as trustee and agent for each Group Company that the Executive will not without the prior written consent of the Company:

22.2.1
for twenty-four months after the Restriction Date solicit or endeavour to entice away from the Company the business or custom of a Restricted Customer with a view to providing goods or services in competition with any Restricted Business;

22.2.2
for twenty-four months after the Restriction Date solicit or endeavour to entice away from the Company the business or custom of a Prospective Customer with a view to providing goods or services in competition with any Restricted Business;

22.2.3
for twenty-four months after the Restriction Date provide goods or services to, or otherwise have any business dealings with, any Restricted Customer in the course of any business concern which is in competition with any Restricted Business;

22.2.4
for twenty-four months after the Restriction Date provide goods or services to, or otherwise have any business dealings with, any Prospective Customer in the course of any business concern which is in competition with any Restricted Business;

22.2.5	for twenty-four months after the Restriction Date induce, solicit or otherwise endeavour to entice away from the Company any Restricted Employee;

22.2.6	for twenty-four months after the Restriction Date employ or engage or facilitate the employment or engagement of any Restricted Employee;

22.2.7	for twenty-four months after the Restriction Date interfere or endeavour to interfere with the supply of goods and/or services by any Restricted Supplier to the Company or any Group Company; and

22.2.8
for twenty-four months from the Restriction Date be employed, engaged, concerned or interested in or provide technical, commercial or professional advice to any other business (whether conducted on its own or as part of a wider entity) which is a Competitive Business with those parts of the business of the Company with which the Executive was involved in the 12 months prior to the Restriction Date.

22.3	For the avoidance of doubt, nothing in this clause 22 shall prevent the Executive from:

22.3.1	holding as an investment by way of shares or other securities not more than 5% of the total issued share capital of any company listed on a Recognised Stock Exchange; or

22.3.2
being engaged or concerned in any business concern where the Executive’s work or duties relate solely to services or activities of a kind with which the Executive was not concerned to a material extent in the twelve months before the Restriction Date.

22.4
The obligations undertaken by the Executive pursuant to this clause 22 extend to the Executive acting not only on the Executive’s own account but also on behalf of any other firm, company or other person and shall apply whether the Executive acts directly or indirectly.

22.5
The Executive hereby undertakes with the Company that the Executive will not at any time after the Termination Date in the course of carrying on any trade or business, claim, represent or otherwise indicate any present association with the Company or any Group Company or for the purpose of carrying on or retaining any business or custom, claim, represent or otherwise indicate any past association with the Company or any Group Company to its detriment.

22.6
While the restrictions in this clause 22 (on which the Executive has had the opportunity to take independent advice, as the Executive hereby acknowledges) are considered by the parties to be reasonable in all the circumstances, it is agreed that if any such restrictions, by themselves, or taken together, shall be found to go beyond what is reasonable in all the circumstances for the protection of the legitimate interests of the Company or any Group Company but would be considered reasonable if part or parts of the wording of such restrictions were deleted, the relevant restriction or restrictions shall apply with such deletion(s) as may be necessary to make it or them valid and effective.

22.7
If the Executive accepts alternative employment or engagement with any third party during the period of any of the restrictions in this clause 22 the Executive will provide the third party with full details of these restrictions.

22.8
If the Executive’s employment is transferred by reason of the Transfer of Undertakings (Protection of Employment) Regulations 2006 the Executive will, if requested, enter into an agreement with the new employer that contains provisions that reflect the protections provided by the Company under this clause 22.

22.9
If the Executive's contract of employment is expected to transfer to a new entity by virtue of the Transfer of Undertakings (Protection of Employment) Regulations 2006 but the Executive objects or otherwise resigns before any such transfer takes place, the Executive acknowledges that the Company may assign the benefit of these restrictive covenants to the relevant successor entity. Consequently, the Executive agrees to continue to observe the restrictions set out in this clause 22 for the benefit of any successor and will not be released from the obligations under this clause in the event of such assignment. The Executive agrees to co-operate with, and use best endeavours to assist the Company and any successor in such circumstances including but not limited to providing such information, executing such documents and giving such assurances and undertakings as they may reasonably request.

23	WHISTLEBLOWING
If the Executive wishes to make a disclosure under Sections 43A-L of the ERA the Executive should do so without delay either by contacting the Company’s HR Department in writing, expressly stating that the Executive wishes to make a qualifying disclosure or using the Company’s Integrity Hotline. A ‘qualifying disclosure’ is defined for these purposes as a disclosure of information which, in the reasonable belief of the Executive, is made in the public interest and tends to show one or more of the following: a criminal offence, a risk to health and safety, a failure to comply with a legal obligation, a miscarriage of justice, environmental damage or concealment of any of these. The Executive should also refer to the Avis Budget Group Code of Conduct.

24	AMALGAMATION AND RECONSTRUCTION

24.1
If the Company is wound up for the purposes of reconstruction or amalgamation the Executive shall not as a result or by reason of any termination of the Employment or the redefinition of the Executive’s duties within the Company or any Group Company arising or resulting from any reorganisation of the Company or any Group Company have any claim against the Company for damages for termination of the Employment or otherwise so long as the Executive shall be offered employment with any concern or undertaking resulting from such reconstruction reorganisation or amalgamation on terms and conditions no less favourable to the Executive than the terms contained in this Agreement.

24.2
If the Executive shall at any time have been offered but shall have unreasonably refused or failed to agree to the transfer of this Agreement by way of novation to a company which has acquired or agreed to acquire the whole or substantially the whole of the undertaking and assets or not less than 50 per cent of the equity share capital of the Company the Company may terminate the Employment by such notice as is required by s.86 of the ERA within one month of such offer being refused by the Executive.

25	DISCIPLINARY AND GRIEVANCE PROCEDURES AND SUSPENSION

25.1
The Company aims to follow applicable best practice in relation to any disciplinary matter or dismissal involving the Executive. However, such practice is not a contractual entitlement of the Executive and the Company reserves the right not to do so.

25.2
If the Executive wishes to obtain redress of any grievance relating to the Employment or is dissatisfied with any reprimand, suspension or other disciplinary step taken by the Company, the Executive shall apply in writing to the HR department setting out the nature and details of any such grievance or dissatisfaction.

25.3
The Company reserves the right to suspend the Executive on full pay and benefits, for so long as it reasonably thinks fit, in order to (i) investigate any allegations made against the Executive (whether in the context of the internal disciplinary process or otherwise); and (2) satisfy itself as to the Executive's fitness for work.

26	NOTICES

26.1
Any notice or other document to be given under this Agreement shall be in writing and may be given personally to the Executive or to the Secretary of the Company (as the case may be) or may be sent by first class post or by facsimile transmission to, in the case of the Company, its registered office for the time being and in the case of the Executive either to the address shown on the face of this Agreement or to the Executive’s last known place of residence.

26.2
Any such notice shall (unless contrary is proved) be deemed served when in the ordinary course of the means of transmission it would first be received by the addressee in normal business hours. In proving such service it shall be sufficient to prove, where appropriate, that the notice was addressed properly and posted or that the facsimile transmission was dispatched.

27	ENTIRE AGREEMENT AND FORMER SERVICE AGREEMENT(S)

27.1
This Agreement constitutes the entire agreement and understanding between the parties and the Executive agrees that the Executive has not been induced to enter into the Employment by and has not relied upon any Pre-Contractual Statement.

27.2
This Agreement shall be in substitution for any previous letters of appointment, agreements or arrangements, (whether written, oral or implied), relating to the employment of the Executive, which shall be deemed to have been terminated by mutual consent.

27.3	There are no collective agreements affecting the Executive’s employment.

28	GOVERNING LAW AND JURISDICTION
This Agreement shall be governed by and interpreted in accordance with English law and the parties irrevocably agree to the exclusive jurisdiction of the English Courts.

29	THIRD PARTY RIGHTS
The Executive and the Company do not intend that any term of this Agreement should be enforceable, by virtue of the Contracts (Right of Third Parties) Act 1999 by any third party.

30	GENERAL

30.1	This Agreement constitutes the written statement of the terms of Employment of the Executive provided in compliance with part 1 of the ERA.

30.2
The expiration or termination of this Agreement, however arising, shall not operate to affect such of the provisions of this Agreement as are expressed to operate or have effect after that time and shall be without prejudice to any accrued rights or remedies of the parties.

30.3
The various provisions and sub-provisions of this Agreement are severable and if any provision or any identifiable part of any provision is held to be unenforceable by any court of competent jurisdiction then such unenforceability shall not affect the enforceability of the remaining provisions or identifiable parts of them.

THIS AGREEMENT has been entered into on the date stated at the beginning of it.
Signed for and on behalf of	)
AVIS BUDGET SERVICES LIMITED	)	/s/ Ned Linnen
	)	(Signature)
)
	)	Ned Linnen, EVP Chief HR Officer
	)	(Name)

Signed by
PATRICK KENNETH RANKIN (EXECUTIVE))
	)	/s/ Patrick K. Rankin
	)	(Signature)
)
	)	Patrick K. Rankin
	)	(Name)

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